Exhibit 21

COCA-COLA CONSOLIDATED, INC.

LISTING OF SUBSIDIARIES AS OF DECEMBER 29, 2019

Entity	State or Other Jurisdiction of Incorporation or Organization	Date of Incorporation or Organization	Owned By	Ownership Percentage
CCBCC, Inc.	Delaware	12/20/1993	Coca-Cola Consolidated, Inc.	100.0%
CCBCC Operations, LLC	Delaware	10/15/2003	Coca-Cola Consolidated, Inc.	100.0%
Chesapeake Treatment Company, LLC	North Carolina	6/5/1995	CCBCC Operations, LLC	100.0%
Coca-Cola Ventures, Inc.	Delaware	6/17/1993	Coca-Cola Consolidated, Inc.	100.0%
Consolidated Beverage Co.	Delaware	1/8/1997	Coca-Cola Consolidated, Inc.	100.0%
Consolidated Real Estate Group, LLC	North Carolina	1/4/2000	Coca-Cola Consolidated, Inc.	100.0%
Data Ventures, Inc.	North Carolina	9/25/2006	Coca-Cola Consolidated, Inc.	100.0%
Heath Oil Co., Inc.	South Carolina	9/9/1986	CCBCC Operations, LLC	100.0%
TXN, Inc.	Delaware	1/3/1990	Data Ventures, Inc.	100.0%
Tennessee Soft Drink Production Company	Tennessee	12/22/1988	CCBCC Operations, LLC	100.0%
Piedmont Coca-Cola Bottling Partnership	Delaware	7/2/1993	Coca-Cola Ventures, Inc.	77.3%
CCBC of Wilmington, Inc.	Delaware	6/17/1993	Piedmont Coca-Cola Bottling Partnership	100.0%
Swift Water Logistics, Inc.	North Carolina	4/24/2006	Coca-Cola Consolidated, Inc.	100.0%
Data Ventures Europe BV	Netherlands	1/23/2007	Data Ventures, Inc.	100.0%
Equipment Reutilization Solutions, LLC	North Carolina	4/12/2010	CCBCC Operations, LLC	100.0%
Red Classic Services, LLC	North Carolina	11/19/2010	Coca-Cola Consolidated, Inc.	100.0%
Red Classic Equipment, LLC	North Carolina	11/19/2010	Red Classic Services, LLC	100.0%
Red Classic Transportation Services, LLC	North Carolina	11/19/2010	Red Classic Services, LLC	100.0%
Red Classic Transit, LLC	North Carolina	11/19/2010	Red Classic Transportation Services, LLC	100.0%
Red Classic Contractor, LLC	North Carolina	11/19/2010	Red Classic Transportation Services, LLC	100.0%